SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2015
IBERIABANK CORPORATION
(Exact name of Registrant as Specified in Charter)

Louisiana (State or Other Jurisdiction of Incorporation)	0-25756 (Commission File Number)	72-1280718 (I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501
(Address of Principal Executive Offices)

(337) 521-4003
Registrant’s telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange (17 CFR 240.13e-4(c))

ITEM 7.01    REGULATION FD DISCLOSURE
On August 27, 2015, Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation (the “Registrant”), participated in a broadcasted interview on CNBC. During the interview Mr. Byrd was asked “How will the overall value of your earnings change with a 25 to 100 basis point rate hike?” The question did not specify the measure of earnings performance or the time period over which the earnings impact was to be measured. Mr. Byrd responded to the question that he anticipates a “five to twenty-something basis point” impact as a result of the increase in interest rates. As clarification, the Registrant currently anticipates each 25-basis point increase in short-term interest rates would increase fully-diluted after-tax earnings per share by approximately $0.07 per share for the immediate quarter, with diminishing impact over time. Therefore, an immediate increase in the range of 25 to 100 basis points in short-term interest rates is currently estimated to result in an increase in fully-diluted after-tax earnings per share in the range of $0.07 per share to $0.28 per share for the immediate quarter, with diminishing impact over time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
IBERIABANK CORPORATION

DATE: August 28, 2015
By: /s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer